SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                          Filed by the Registrant [X]
                 Filed by a Party other than the Registrant [ ]

                           ________________________

Check the appropriate box:
--------------------------

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-12

                           ________________________

                           ALEXANDER & BALDWIN, INC.
               -------------------------------------------------
                (Name of Registrant as Specified in its Charter)


               -------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement
                         if other than the Registrant)
                           ________________________

Payment of Filing Fee (Check the appropriate box):
--------------------------------------------------


[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)   Amount Previously Paid:
    (2)   Form, Schedule or Registration Statement No.:
    (3)   Filing Party:
    (4)   Date Filed:

                            ALEXANDER & BALDWIN, INC.
                    822 Bishop Street, Honolulu, Hawaii 96813


                                                                 March 7, 2005

To the Shareholders of Alexander & Baldwin, Inc.:

         The 2005 Annual Meeting of Shareholders of Alexander & Baldwin, Inc. will be held in the Bankers Club on the 30th Floor of the First Hawaiian Center, 999 Bishop Street (please note the change in location from prior years; a map providing directions to the Annual Meeting is located on the following page), Honolulu, Hawaii, on Thursday, April 28, 2005 at 8:30 a.m. You are invited to attend the meeting, and we hope you will be able to do so. At the meeting, we will have the opportunity to discuss the Company's financial performance during 2004, and our future plans and expectations.

         Whether or not you now plan to attend the Annual Meeting, you are urged to sign, date and mail the enclosed proxy and return it in the enclosed envelope at your earliest convenience. Alternatively, A&B shareholders of record can vote their shares over the Internet, or by calling a specially designated telephone number. These Internet and telephone voting procedures are designed to authenticate your vote and to confirm that your voting instructions are followed. Specific instructions for shareholders of record who wish to use Internet or telephone voting procedures are set forth in the enclosed proxy.

         Regardless of the size of your holding, it is important that your shares be represented. If you attend the Annual Meeting, you may withdraw your proxy and vote in person.

                                   Sincerely,

                                   /s/ W. Allen Doane
                                   ------------------

                                   W. ALLEN DOANE
                                   President and Chief Executive Officer

[OBJECT OMITTED]

                            ALEXANDER & BALDWIN, INC.
                    822 Bishop Street, Honolulu, Hawaii 96813



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


         Notice is hereby given that the Annual Meeting of Shareholders of Alexander & Baldwin, Inc. ("A&B") will be held in the Bankers Club on the 30th Floor of the First Hawaiian Center, 999 Bishop Street, Honolulu, Hawaii, on Thursday, April 28, 2005, at 8:30 a.m., Honolulu time, for the following purposes:

         1. To elect ten directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified;

         2.       To ratify the appointment of auditors for the ensuing year;

         3. To approve an amendment to the Alexander & Baldwin, Inc. 1998 Stock Option/Stock Incentive Plan which, among other things, authorizes for issuance an additional 700,000 shares of A&B common stock, eliminates the 250,000-share limitation on the aggregate number of shares available for issuance through the restricted stock program, specifies minimum vesting periods for restricted stock and prohibits the repricing of options; and

         4. To transact such other business as properly may be brought before the meeting or any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on February 18, 2005 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

         PLEASE PROMPTLY SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED, OR VOTE VIA THE INTERNET OR BY TELEPHONE.

                                    By Order of the Board of Directors

                                    /s/ Alyson J. Nakamura
                                    ----------------------

                                    ALYSON J. NAKAMURA
                                    Secretary


March 7, 2005

                            ALEXANDER & BALDWIN, INC.
                    822 Bishop Street, Honolulu, Hawaii 96813



                                 PROXY STATEMENT


GENERAL INFORMATION

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Alexander & Baldwin, Inc. ("A&B") for use at the Annual Meeting of Shareholders to be held on April 28, 2005 and at any adjournment or postponement thereof (the "Annual Meeting"). Shareholders may submit their proxies either by signing, dating and returning the enclosed proxy, or via the Internet or by telephone in accordance with the procedures set forth in the enclosed proxy. A proxy may be revoked at any time prior to its exercise by a written revocation bearing a later date than the proxy and filed with the Secretary of A&B, by submission of a later-dated proxy or subsequent Internet or telephonic proxy, or by voting in person at the Annual Meeting.

         Only shareholders of record at the close of business on February 18, 2005 are entitled to notice of and to vote at the Annual Meeting. On that date, A&B had outstanding 43,677,850 shares of common stock without par value, each of which is entitled to one vote. Provided a quorum is present, the affirmative vote of a majority of the shares of A&B common stock represented at the Annual Meeting, in person or by proxy, will be necessary for the election of directors, the ratification of the appointment of auditors and the approval of the amendment to the Alexander & Baldwin, Inc. 1998 Stock Option/Stock Incentive Plan ("1998 Plan"). Abstentions and broker non-votes will be included for purposes of determining a quorum at the Annual Meeting. Broker non-votes will have the same effect as a vote to withhold authority in the election of directors, and abstentions and broker non-votes will have the same effect as a vote against the ratification of auditors and against the approval of the amendment to the 1998 Plan.

         Following the original mailing of proxy soliciting material, officers, employees and directors of A&B and its subsidiaries may, without additional compensation, solicit proxies by appropriate means, including by mail, telephone or personal interview. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries that are record holders of A&B's common stock to forward proxy soliciting material to the beneficial owners of such stock, and A&B will reimburse such record holders for their reasonable expenses. A&B has retained the firm of Morrow & Co., Inc. to assist in the solicitation of proxies, at a cost of $10,000 plus reasonable out-of-pocket expenses.

         This Proxy Statement and the enclosed proxy are being mailed to shareholders, and are being made available on the Internet at www.alexanderbaldwin.com, on or about March 7, 2005.


ELECTION OF DIRECTORS

         Directors will be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified. There is no cumulative voting in the election of directors.

         Nominees. The nominees of the Board of Directors are the ten persons named below, all of whom, except Mr. Pasquale, are currently members of the Board of Directors. The Board has reviewed each of its current directors and its new nominee, and has determined that all such persons, with the exception of Mr. Doane, who is an executive officer of A&B, are independent under Nasdaq rules. The Board of Directors has no reason to believe that any nominee will be unable to serve. However, if any nominee or nominees should decline or become unable to serve for any reason, shares represented by the accompanying proxy will be voted for such other person or persons as the Board of Directors may nominate. On February 24, 2005, the Board of Directors amended the Bylaws to authorize the Board to waive for a period of one year the Bylaw provision prohibiting the election of a director who has attained the age of 72. The new Bylaw provides that no person granted such a waiver may stand for election once having attained the age of 73. Acting pursuant to such authority, the Board waived for one year the age 72 prohibition with respect to Mr. Stockholm, who is Chairman of the Board, and Mr. McKissick, both of whom are 72 years old. As a result, Messrs. Stockholm and McKissick are standing for reelection to the Board of Directors at the Annual Meeting. They will not be eligible to stand for election as directors next year. The new Bylaw provides that the Board's authority to grant such waivers expired on March 7, 2005, and therefore no further waivers may be granted pursuant thereto.

         The following table sets forth the name, age (as of March 31, 2005) and principal occupation of each person nominated by the A&B Board, their positions with A&B and business experience during at least the last five years, and the year each first was elected or appointed a director.


                    Principal occupation, information as to
                    other positions with A&B, and other                Director
   Name             directorships                                Age    since
   ----             ------------------------------------------   ---   --------

Michael J. Chun     President and Headmaster, The Kamehameha      61     1990
                    Schools, Kapalama Campus, Honolulu, Hawaii
                    (educational institution) since June 1988;
                    Director of Bank of Hawaii Corporation.

W. Allen Doane      President and Chief Executive Officer of      57     1998
                    A&B since October 1998; Chairman of
                    the Board of A&B's subsidiary, Matson
                    Navigation Company, Inc. ("Matson"), from
                    July 2002 to January 2004; Vice Chairman of the Board of Matson from January 2004 to present and from December 1998 to July 2002;
                    Executive Vice President of A&B from August
                    1998 to October 1998; Chief Executive
                    Officer of A&B's subsidiary, A&B-Hawaii,
                    Inc. ("ABHI"), from January 1997 to December
                    1999, when ABHI was merged into A&B;
                    President of ABHI from April 1995 to
                    December 1999; Director of BancWest
                    Corporation and its banking subsidiary,
                    First Hawaiian Bank.

Walter A. Dods,     Chairman of the Board of BancWest             63     1989
Jr.                 Corporation and its subsidiary, First
                    Hawaiian Bank, Honolulu, Hawaii,
                    (banking) since September 1989; Chief
                    Executive Officer of BancWest Corporation and its subsidiary, First Hawaiian Bank, from September 1989 through December 2004;
                    Director of BancWest Corporation and its banking subsidiaries, First Hawaiian Bank and Bank of the West; Director of Maui
                    Land & Pineapple Company, Inc. since October
                    2004.

Charles G. King     President and Dealer Principal, King          59     1989
                    Auto Center, Lihue, Kauai, Hawaii
                    (automobile dealership) since October
                    1995; Dealer Principal, King Windward
                    Nissan, Kaneohe, Oahu, Hawaii (automobile dealership) since February 1999; Dealer
                    Principal, King Infiniti (automobile
                    dealership) since April 2004.

Constance H. Lau    President, Chief Executive Officer and        53     2004
                    Director of American Savings Bank,
                    F.S.B. ("ASB"), Honolulu, Hawaii
                    (banking), a subsidiary of Hawaiian
                    Electric Industries, Inc., since June
                    2001; Chief Operating Officer and Senior
                    Executive Vice President of ASB from
                    December 1999 to June 2001; Director of
                    Hawaiian Electric Industries, Inc. from
                    June 2001 to December 2004.

Carson R.           Managing Director, The Corporate              72     1971
McKissick           Development Company, Los Angeles,
                    California (financial advisory services) since July 1991.

Douglas M.          President and Chief Executive Officer of      50      --
Pasquale            Nationwide Health Properties, Inc. ("NHP")
                    (healthcare real estate investment trust) since April 2004; Director of NHP since
                    November 2003; Executive Vice President
                    and Chief Operating Officer of NHP from
                    November 2003 to April 2004; Chairman
                    of the Board and Chief Executive Officer of ARV Assisted Living, Inc. from
                    December 1999 to September 2003; President and Chief Executive Officer of Atria
                    Senior Living Group from April 2003 to
                    September 2003.

Maryanna G. Shaw    Private investor.                             66     1980

Charles M.          Managing Director, Trust Company of the       72     1972
Stockholm           West, San Francisco, California
                    (investment management services) since
                    June 1986; Chairman of the Board of A&B
                    since August 1999; Chairman of the Board of Matson from January 2004 to present and from August 1999 to July 2002; Vice
                    Chairman of the Board of Matson from
                    July 2002 to January 2004; Chairman of
                    the Board of ABHI from August 1999 to
                    December 1999, when ABHI was merged into A&B.

Jeffrey N.          Managing Partner, Watanabe Ing Kawashima &    62     2003
Watanabe            Komeiji LLP, Honolulu, Hawaii
                    (attorneys at law) since 1990; Director of Hawaiian Electric Industries, Inc.


         The Bylaws of A&B provide that no person (other than a person nominated by or on behalf of the Board) will be eligible to be elected a director at an annual meeting of shareholders unless a written shareholder's notice that the person's name be placed in nomination is received by the Chairman of the Board, the President, or the Secretary of A&B not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting. If the annual meeting is not called for a date which is within 30 days of the anniversary date of the preceding annual meeting, a shareholder's notice must be given not later than 10 days after the date on which notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. To be in proper written form, a shareholder's notice must set forth specified information about each nominee and the shareholder making the nomination. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

         Shareholders should note that separate procedures have been established for shareholders to submit director candidates for consideration by the Nominating and Corporate Governance Committee. These procedures are described below under the subsection "Nominating Committee Processes."


CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

         Board of Directors and Committees of the Board. The Board of Directors held eleven meetings during 2004. In conjunction with several of these meetings, the independent directors of A&B met in formally-scheduled executive sessions, led by the Chairman of the Board. All directors were present for 75 percent or more of the total number of meetings of the Board of Directors and Committees of the Board on which they serve. The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

         The current members of the Audit Committee, which held six meetings during 2004, are Mr. McKissick, Chairman, Mr. Dods, Ms. Lau and Ms. Shaw, each of whom is an independent director under the applicable Nasdaq listing standards. The duties and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board of Directors, and are summarized in the Audit Committee Report which appears in this Proxy Statement. A current copy of the charter of the Audit Committee is available on the corporate governance page of A&B's corporate website at www.alexanderbaldwin.com.

         The current members of the Compensation Committee, which held six meetings during 2004, are Mr. King, Chairman, Dr. Chun, Mr. Stockholm and Mr. Watanabe, each of whom is an independent director under the applicable Nasdaq listing standards. The Compensation Committee has general responsibility for management and other salaried employee compensation, including incentive compensation and stock option plans. The Compensation Committee also determines the compensation for A&B's Chief Executive Officer. The Compensation Committee is governed by a charter, a current copy of which is available on the corporate governance page of A&B's corporate website at www.alexanderbaldwin.com.

         The current members of the Nominating and Corporate Governance Committee (the "Nominating Committee"), which held five meetings in 2004, are Mr. Stockholm, Chairman, and Messrs. Dods and McKissick, each of whom is an independent director under the applicable Nasdaq listing standards. The functions of the Nominating Committee include the following:

                o identifying and recommending to the Board individuals
                  qualified to serve as directors of A&B;

                o recommending to the Board the size of committees of the
                  Board and monitoring the functioning of the committees of the Board;

                o advising the Board with respect to matters of Board
                  composition and procedures;

                o reviewing corporate governance principles applicable to A&B and considering other corporate governance issues that arise from time to time;

                o overseeing the annual evaluation of the Board; and

                o evaluating its performance under the Nominating Committee
                  Charter.

         The Nominating Committee is governed by a charter, a current copy of which is available on the corporate governance page of A&B's corporate website at www.alexanderbaldwin.com.

         Nominating Committee Processes. The Nominating Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held. To have a candidate considered by the Nominating Committee, a shareholder must submit the recommendation in writing and must include the following information:

                o The name of the shareholder and evidence of the person's ownership of A&B stock, including the number of shares owned and the length of time of ownership; and

                o The name of the candidate, the candidate's resume or a
                  listing of his or her qualifications to be a director of A&B and the person's consent to be named as a director if selected by the Nominating Committee and nominated by the Board.

         The shareholder recommendation and information described above must be sent to the Corporate Secretary at 822 Bishop Street, Honolulu, Hawaii 96813 and must be received by the Corporate Secretary not less than 120 days before the date of A&B's Proxy Statement released to shareholders in connection with the previous year's annual meeting.

         The Nominating Committee believes that the minimum qualifications for serving as a director of A&B are that a nominee demonstrate high ethical standards, a commitment to shareholders, a genuine interest in A&B and a willingness and ability to devote adequate time to a director's duties. The Committee also is authorized to consider such other factors that it deems to be in the best interests of A&B and its shareholders.

         The Nominating Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who might be available to serve on the Board. The Committee also, from time to time, engages firms that specialize in identifying director candidates. As described above, the Committee also will consider candidates recommended by shareholders.

         Once a person has been identified by the Nominating Committee as a potential candidate, the Committee collects and reviews information regarding the person to determine whether the person should be considered further. If appropriate, the Committee may request information from the candidate, review the person's accomplishments and qualifications, and conduct interviews with the candidate. The Committee's evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

         A&B paid a fee to a third-party search firm to assist in identifying and evaluating candidates for nomination as directors at this Annual Meeting. The search firm provided information on potential candidates, assisted in background reviews and performed other functions in connection with assisting the Nominating Committee in identifying and evaluating potential director candidates. Mr. Pasquale, who has been nominated by the Board for election as a director, was recommended to the Nominating Committee by the third-party search firm.

         Compensation of Directors. Outside directors received an annual cash retainer of $27,000 and an additional $7,500 if also serving as Chairperson of the Compensation Committee or the Nominating Committee, and an additional $10,000 if serving as Chairperson of the Audit Committee. Outside directors received an attendance fee of $1,200 per Board meeting and, in addition, attendance fees of $1,200 and $1,000 per committee meeting if also serving as chairpersons and members, respectively, of Board committees. Pursuant to an agreement with A&B, Mr. Stockholm, A&B's non-executive Chairman of the Board, has received an additional annual retainer of $150,000 since 1999. In 2005, Mr. Stockholm also received a discretionary cash bonus in the amount of $100,000 for services rendered in 2004. All directors of A&B served as directors of A&B's Matson subsidiary and, in such capacities, outside directors received attendance fees of $1,000 per Matson Board meeting. Outside directors may defer up to 100 percent of their annual cash retainer and meeting fees until retirement or until such earlier date as they may select. No directors have deferred such fees. In addition to the annual cash retainer and meeting fees, each individual who served as an outside director during 2004 received an annual stock retainer of 300 shares of A&B common stock (or a proportionate amount if the director served for less than a full year), which had a fair market value of $9,972 on the date of the award. Directors who are employees of A&B or its subsidiaries do not receive compensation for serving as directors.

         Under A&B's 1998 Non-Employee Director Stock Option Plan (the "Non-Employee Director Plan"), a non-qualified stock option to purchase 8,000 shares of A&B common stock automatically is granted at each Annual Meeting of Shareholders to each individual who is, at the meeting, elected or reelected as an outside director of A&B. The option price per share is the fair market value of A&B common stock on the grant date, and the option expires 10 years from the date of grant, or earlier if the optionee ceases to be a director. Options become exercisable in three equal annual installments, beginning one year after the grant date. At the 2004 Annual Meeting, held on April 22, 2004, options to purchase 8,000 shares of A&B common stock, at an exercise price of $33.37 per share, were granted to each of the outside directors under the Non-Employee Director Plan.

         In the past, A&B has maintained life insurance, personal excess liability insurance and a retirement plan, and provided medical and dental benefits for its outside directors. These benefits have ceased as of December 31, 2004 (with the exception of medical and dental benefits, which will cease as of June 30, 2005). Through 2004, the outside directors were reimbursed for their estimated income tax liability by reason of A&B's payments for the cost of life insurance, personal excess liability insurance, and medical and dental benefits. The life insurance program afforded coverage of $50,000 for directors. The personal excess liability insurance program afforded coverage of $10 million for the outside directors ($20 million for the Chairman of the Board). Under the retirement plan, a director with five or more years of service will receive a lump-sum payment upon retirement or attainment of age 65, whichever is later (but in no event later than the date of the first annual meeting of shareholders after the director attains age 72), that is actuarially equivalent to a payment stream for the life of the director consisting of 50 percent of the amount of the annual retainer fee in effect at the time of his or her retirement or other termination, plus 10 percent of that amount, up to an additional 50 percent, for each year of service as a director over five years. Effective December 31, 2004, these retirement benefits were frozen, based on a director's status of service on that date. Directors will retain business travel accident coverage of $200,000 for themselves and $50,000 for their spouses while accompanying directors on A&B business. They also may participate in the Company's matching gifts program, in which the Company matches contributions to qualified cultural and educational organizations up to a maximum of $3,000 for each director, and in the Company's deferred compensation program.

         Shareholder Communications with Directors. The Board has a process to receive communications from shareholders. Shareholders may contact any member (or all members) of the Board by mail. To communicate with the Board of Directors, correspondence should be addressed to the Board of Directors or any one or more individual directors or group or committee of directors by either name or title. All such correspondence should be sent "c/o A&B Law Department" at A&B's headquarters at 822 Bishop Street, Honolulu, Hawaii 96813.

         In addition, it is A&B policy that directors are invited and strongly encouraged to attend the Annual Meeting of Shareholders. All nine members of the Board of Directors in 2004 were in attendance at the 2004 Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN SHAREHOLDERS

         The following table lists the names and addresses of the only shareholders known by A&B to have owned beneficially more than five percent of A&B's common stock outstanding on February 18, 2005, the number of shares they beneficially own, and the percentage of outstanding shares such ownership represents. Except as indicated in the footnotes, such shareholders have sole voting and dispositive power over shares they beneficially own.




        Name and Address                                    Amount of            Percent of
        of Beneficial Owner                            Beneficial Ownership        Class
        -------------------                            --------------------      ----------

        FMR Corp.                                          5,052,453 (a)           11.6
        82 Devonshire
        Boston, MA  02109

        Barclays Global Investors, NA.                     2,362,340 (b)            5.4
        45 Fremont Street
        San Francisco, CA  94105

        Hotchkis and Wiley Capital Management, LLC         2,284,000 (c)            5.2
        725 South Figueroa Street, 39th Floor
        Los Angeles, CA  90017

--------------------

(a) As reported in Amendment No. 3 to Schedule 13G dated February 10, 2005 (the "FMR 13G") filed with the SEC. According to the FMR 13G, FMR Corp., through its subsidiaries, Fidelity Management & Research Company and Fidelity Management Trust Company, and an affiliate of FMR Corp., Fidelity International Limited, has, in the aggregate, sole voting power over 2,102,175 shares, sole dispositive power over all 5,052,453 shares, and does not have shared voting or dispositive power over any shares.

(b) As reported in a Schedule 13G dated February 14, 2005 (the "Barclays 13G") filed with the SEC. According to the Barclays 13G, three entities (Barclays Global Investors, NA., Barclays Global Fund Advisors and Barclays Global Investors, Ltd.) have, in the aggregate, sole voting power over 2,069,787 shares, sole dispositive power over all 2,362,340 shares, and do not have shared voting or dispositive power over any shares.

(c) As reported in a Schedule 13G dated February 10, 2005 (the "Hotchkis 13G") filed with the SEC. According to the Hotchkis 13G, Hotchkis and Wiley Capital Management, LLC has sole voting power over 1,802,000 shares, sole dispositive power over all 2,284,000 shares, and does not have shared voting or dispositive power over any shares.


CERTAIN INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

         Security Ownership of Directors and Executive Officers. The following table shows the number of shares of A&B common stock beneficially owned as of February 18, 2005 by each director and nominee, by each executive officer named in the "Summary Compensation Table" below, and by directors, nominees and executive officers as a group and, if at least one-tenth of one percent, the percentage of outstanding shares such ownership represents. Except as indicated in the footnotes, directors, nominees and executive officers have sole voting and dispositive power over shares they beneficially own.


                                    Number of
            Name or Number            Shares            Stock                                  Percent
               in Group            Owned (a)(b)       Options (c)            Total             of Class
               --------            ------------       -----------            -----             --------

Michael J. Chun                        5,087             28,666               33,753               --
W. Allen Doane                       139,512            329,699              469,211              1.1
Walter A. Dods, Jr.                    9,712             28,666               38,378               --
Charles G. King                        7,985             28,666               36,651               --
Constance H. Lau                         400              2,666                3,066               --
Carson R. McKissick                    6,300             27,666               33,966               --
Douglas M. Pasquale                        0                  0                    0               --
Maryanna G. Shaw                     298,815             28,666              327,481              0.7
Charles M. Stockholm                  16,746              4,666               21,412               --
Jeffrey N. Watanabe                      511              4,666                5,177               --
James S. Andrasick                    66,325             37,767              104,092              0.2
Matthew J. Cox                         7,064             14,066               21,130               --
Stanley M. Kuriyama                   66,312             85,799              152,111              0.3
G. Stephen Holaday                    56,400              4,000               60,400              0.1
21 Directors, Nominees
  and Executive Officers
  as a Group                         741,230            685,992            1,427,222              3.3

--------------------

(a) Amounts do not include shares owned by spouses of those directors and executive officers who disclaim beneficial ownership thereof, as follows: Mr. McKissick - 600; in addition, Mr. Stockholm and Ms. Shaw, who are husband and wife, each disclaim beneficial ownership of all shares beneficially owned by the other. Amounts do not include shares beneficially owned in a fiduciary capacity by trust companies or the trust departments of banks of which A&B directors are directors or officers, or both, and shares held by foundations or trusts of which A&B directors are trustees or directors, including as follows:
         BancWest Corporation - 2,065,339 shares, Bank of Hawaii - 523,571 shares, The Wallace Alexander Gerbode Foundation, of which Ms. Shaw and Mr. Stockholm are trustees - 40,000 shares, and the William Garfield King Educational Trust, of which Mr. King is a trustee - 400 shares.

(b) Amounts include shares as to which directors, nominees and executive officers have (i) shared voting and dispositive power, as follows: Dr. Michael J. Chun - 3,128 shares, Mr. King - 685 shares, Ms. Lau - 200 shares, Ms. Shaw - 19,515 shares, and directors, nominees and executive officers as a group - 23,528 shares, and (ii) sole voting power only, as follows: Mr. Holaday - 384 shares, and directors, nominees and executive officers as a group - 729 shares.

(c) Amounts reflect shares deemed to be owned beneficially by directors, nominees and executive officers because they may be acquired prior to May 6, 2005 through the exercise of stock options.

         Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires A&B's directors and executive officers, and persons who own more than 10 percent of its common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. A&B believes that during fiscal 2004, its directors and executive officers filed all reports required to be filed under Section 16(a) on a timely basis, except that Dr. Michael J. Chun was required to file a Form 4 on or before March 11, 2004, with respect to the sale of 3,000 shares, but such Form 4 was filed on March 22, 2004.

         Certain Relationships and Transactions. Until December 31, 2004, Walter
A. Dods, Jr., a director of A&B, was Chairman of the Board and Chief Executive Officer of BancWest Corporation, and Chairman of the Board and Chief Executive Officer of its banking subsidiary, First Hawaiian Bank. Effective as of January 1, 2005, Mr. Dods ceased to be Chief Executive Officer of BancWest Corporation and First Hawaiian Bank, but continued as Chairman of the Board of BancWest Corporation and First Hawaiian Bank.

         First Hawaiian Bank (i) has a 26.75 percent participation in and is agent for A&B's $200,000,000 revolving credit and term loan agreement, under which no amount was outstanding at February 15, 2005, (ii) has a revolving credit agreement with A&B under which $9,000,000 was outstanding at February 15, 2005, and which, when combined with First Hawaiian Bank's share of amounts drawn under the previously described $200,000,000 revolving credit and term loan agreement and letters of credit totaling $1,068,000, may not exceed $78,500,000,
(iii) had a $25,000,000 revolving credit facility with Matson to support the issuance of commercial paper, which was terminated on August 31, 2004, with no amounts outstanding, (iv) has a 19.23 percent participation in a $130,000,000 construction loan made to a limited liability company in which a subsidiary of A&B is a member, that had a total outstanding balance of $12,000,000 at February 15, 2005, and for which a limited guarantee equal to the lesser of $15,000,000 or 15.5 percent of the outstanding loan balance was executed by an A&B subsidiary, (v) has issued letters of credit, totaling $11,375,000 as of February 15, 2005, on behalf of Matson for insurance security purposes, (vi) has issued letters of credit totaling $1,068,000, as of February 15, 2005, on behalf of a real estate subsidiary and A&B's agricultural operations in connection with a real estate development and mill operations, (vii) has five vehicle leases with Matson, totaling $96,000 as of February 15, 2005, (viii) is a commercial tenant in certain properties owned by A&B or its subsidiaries, under leases with terms expiring from May 2007 to July 2012, with aggregate net rents in 2004 of $332,360, and from and after January 1, 2005 of $1,046,140, with certain rental payments subject to renegotiation from time to time, and (ix) acts as custodian of $289,979,000 in assets for A&B's pension plan as of January 31, 2005.

         Mr. Dods, who, as noted above, is a director of A&B, has entered into an agreement to purchase two residential units at market prices in a project being developed by a limited liability company in which a subsidiary of A&B is a member, for an aggregate purchase price of $1,950,000. The adult son of Carson
R. McKissick, a director of A&B, has entered into an agreement to purchase a condominium unit in a project being developed by a limited liability company in which a subsidiary of A&B is a member, for a purchase price of $1,070,000. Charles G. King, a director of A&B, owns a 6.1 percent interest, and Mr. King's brother owns a 65 percent interest, in a corporation that has entered into a five-year commercial lease (with one five-year renewal option) at market rates with a subsidiary of A&B. The aggregate rental obligation under the five-year lease term is $974,100.

         Constance H. Lau, a director of A&B, was a director of Hawaiian Electric Industries, Inc. ("HEI") until December 2004. She also is President, Chief Executive Officer and a director of American Savings Bank, F.S.B., a subsidiary of HEI. A&B and its subsidiaries have a number of relationships with American Savings Bank, including:

         American Savings Bank (i) has a 9 percent participation in A&B's $200,000,000 revolving credit and term loan agreement under which no amount was outstanding at February 15, 2005, (ii) has a 19.23 percent participation in a $130,000,000 construction loan made to a limited liability company in which a subsidiary of A&B is a member, that had a total outstanding balance of $12,000,000 at February 15, 2005, and for which a limited guarantee equal to the lesser of $15,000,000 or 15.5 percent of the outstanding loan balance was executed by an A&B subsidiary, (iii) has a $40,000,000 construction loan made to a limited liability company in which a subsidiary of A&B is a member, that had a total outstanding balance of $581,900 at February 15, 2005, (iv) is a commercial tenant in certain properties owned by A&B or its subsidiaries, under leases with terms expiring from May 2006 to December 2017, with aggregate net rents in 2004 of $425,966, and from and after January 1, 2005 of $4,026,012, and (v) is a holdover licensee in A&B's Maui Mall Shopping Center, with a month-to-month license for a monthly rent of $1,282 per month. A&B also has four certificates of deposit with American Savings Bank that total $89,058 and which have maturities of less than six months.

         In 2004, an A&B division sold electricity that it had produced to Maui Electric Company, Inc., an HEI subsidiary, in the amount of approximately $11,700,000.

         Ms. Lau's spouse is the Vice Chairman, Chief Executive Officer and Director of Finance Factors, Ltd., a Hawaii-based financial institution. Finance Factors has two commercial leases with A&B, with terms expiring in November 2007 and November 2012, with aggregate net rents in 2004 of approximately $71,700, and from and after January 1, 2005 of approximately $512,000. In addition, Ms. Lau's brother-in-law is a partner in a law firm that is a commercial tenant in an office building owned by a subsidiary of A&B, with a term expiring in December 2014 and with an aggregate rent in 2004 of approximately $164,800, and from and after January 1, 2005 of approximately $1,120,600.

         The brother of Matthew J. Cox, Senior Vice President and Chief Financial Officer of Matson, is an officer in a company from which Matson leased transportation equipment in 2004 in the amount of $1,499,525.

         The spouse of Nelson N. S. Chun, Vice President and General Counsel of A&B, is a partner in a law firm that performed legal services for A&B in 2004 for fees in the amount of $209,577.

         Code of Ethics. A&B has adopted a Code of Ethics that applies to the Chief Executive Officer, Chief Financial Officer and Controller (the "Code"). A copy of the Code, along with copies of Codes of Conduct applicable to all directors, officers and employees of A&B, is posted on the corporate governance page of A&B's website, www.alexanderbaldwin.com. A&B intends to satisfy any disclosure requirements under Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of the Code by posting such information on its website.


EXECUTIVE COMPENSATION

         Summary of Cash and Other Compensation. The following table summarizes the cash and noncash compensation paid by A&B for services rendered, during each of the last three completed fiscal years, by A&B's Chief Executive Officer and the four other most highly compensated executive officers. As used in this Proxy Statement, "named executive officers" means all persons identified in the Summary Compensation Table.

                                                     SUMMARY COMPENSATION TABLE


                                                                                   Long-Term Compensation
                                                                                   ----------------------
                                              Annual Compensation                    Awards              Payouts
                                       --------------------------------    --------------------------    -------
       (a)                     (b)       (c)         (d)          (e)         (f)           (g)            (h)            (i)
                                                                 Other
                                                                 Annual    Restricted     Securities                      All
                                                                Compen-      Stock        Underlying       LTIP          Other
     Name and                                                    sation      Awards      Options/SARs    Payouts        Compen-
Principal Position             Year    Salary($)  Bonus($)(3)    ($)(6)      ($)(7)          (#)          ($)(8)      sation($)(10)
------------------             ----    ---------  -----------    ------      ------      ------------    -------      -------------

W. Allen Doane (1)             2004    716,250    425,025(4)      2,424     1,173,555       85,000      850,000           27,638
President and Chief            2003    690,000    400,039(4)      2,135       599,961       85,000      250,000           34,500
Executive Officer of A&B       2002    665,000    587,400         2,252       187,808       75,000      125,263(9)        29,925

James S. Andrasick (2)         2004    476,400    205,390(4)     61,819       879,221       41,300      200,085(9)        20,442
President and Chief Executive  2003    380,167    312,012(4)    315,983       546,283       40,000       52,323(9)        19,008
Officer of Matson              2002    322,500    330,243(4)        738       231,549       32,000       39,221(9)        14,513

Matthew J. Cox                 2004    281,024    184,665(5)        521       123,188       10,200       87,572(9)        14,581
Senior Vice President and      2003    264,216    177,120           480             0       16,000        6,150           13,211
Chief Financial Officer        2002    246,154    108,580           524             0       10,000            0            6,508
of Matson

Stanley M. Kuriyama            2004    259,725    143,087(4)        506       316,543       30,400      250,000           13,942
Vice Chairman and Chief        2003    248,100    150,002(4)        466       303,400       25,000       52,276(9)        12,405
Executive Officer of A&B       2002    239,425     75,630(4)        510       174,676       22,000       40,841(9)        10,774
Properties, Inc.

G. Stephen Holaday             2004    271,225     78,224(4)        506       195,983       12,000       50,000           14,287
General Manager, Hawaiian      2003    265,000     44,779(4)        466        67,108       19,000       18,347           13,250
Commercial & Sugar Company     2002    255,725     97,815(4)        510       146,616       14,000      102,481           11,508


(1) Mr. Doane also served as Chairman of Matson from July 1, 2002 to January 21, 2004 and, effective January 22, 2004, he was appointed Vice Chairman of Matson, at which time Mr. Stockholm, Chairman of A&B, was appointed Chairman of Matson.

(2) Mr. Andrasick became an executive officer of A&B effective June 2000, as Senior Vice President, Chief Financial Officer and Treasurer. He was appointed Executive Vice President of A&B effective April 25, 2002, and was appointed President and Chief Executive Officer of Matson, effective July 1, 2002. He ceased to serve as Chief Financial Officer and Treasurer, effective February 9, 2004.

(3) "Bonus" consists of cash amounts earned for the fiscal year identified in column (b) under A&B's One-Year Performance Improvement Incentive Plan ("One-Year Plan"), except as set forth in note (4).

(4) Represents the portion of the named executive officer's award under the One-Year Plan payable in cash. The named executive officer elected to receive the balance of the One-Year Plan award in restricted stock, the value of which is included in column (f). In the case of Mr. Andrasick in 2002 and 2003, the amount also includes a bonus of $215,000 and $130,000, respectively, in recognition of his dual responsibilities during those periods as President and Chief Executive Officer of Matson and Chief Financial Officer and Treasurer of A&B.

(5) Includes (i) the portion of the named executive officer's award under the One-Year Plan which such officer elected to defer under the A&B Deferred Compensation Plan and to convert into common stock-equivalent units, and
       (ii) additional common stock-equivalent units awarded, in the discretion of the Compensation Committee, in an amount equal to 50 percent of the common stock-equivalent units into which the deferred One-Year Plan award was converted.

(6) "Other Annual Compensation" consists of amounts reimbursed to the named executive officers for their estimated income tax liability by reason of A&B's payments for the cost of personal excess liability insurance. In the case of Mr. Andrasick, in 2003 such amount also includes payments of
       (i) $100,000 in consideration of his relocation from Honolulu, Hawaii to San Francisco, California to serve as President and Chief Executive Officer of Matson, (ii) $123,373 in reimbursement for temporary living and other costs incurred in connection with his relocation and (iii) $91,170 in reimbursement for taxes associated with the payments made in
       (ii), and in 2004, such amount also included $34,800 in reimbursement for additional costs associated with his relocation.

(7) Represents (i) the dollar amount of One-Year Plan awards, for the fiscal year identified in column (b), elected to be received in restricted stock, (ii) the dollar amount of A&B's Three-Year Performance Improvement Incentive Plan ("Three-Year Plan") awards, for the three-year plan cycle ending with and including the fiscal year identified in column (b), elected to be received in restricted stock, (iii) additional restricted stock awarded, in the discretion of the Compensation Committee, in an amount equal to 50% of the dollar amount of the One-Year Plan and/or the Three-Year Plan award that the named executive officer has elected to take in stock, and (iv) the dollar amount of restricted stock granted under the A&B 1998 Stock Option/Stock Incentive Plan for the fiscal year identified in column (b). As of December 31, 2004, the number and value (based upon a $42.42 per share closing price of A&B's common stock on December 31, 2004) of shares of restricted stock held by the named executive officers are as follows: Mr. Doane - 53,515 shares ($2,270,106); Mr. Andrasick - 38,449 shares ($1,631,007); Mr. Cox - 2,000 shares ($84,840); Mr. Kuriyama - 29,730 shares ($1,261,147); and Mr.
       Holaday - 12,027 shares ($510,185). Dividends are payable on the restricted shares to the extent payable on A&B's common stock generally.

(8) "LTIP Payouts" consist of cash amounts earned under the Three-Year Plan for the three-year plan cycle ending with and including the fiscal year identified in column (b).

(9) Represents the portion of the named executive officer's award under the Three-Year Plan payable in cash. The named executive officer elected to receive the balance of the Three-Year Plan award in restricted stock, the value of which is included in column (f).

(10) "All Other Compensation" for 2004 includes: (i) amounts contributed by A&B to the A&B Profit Sharing Retirement Plan and A&B Individual Deferred Compensation Plan ($12,300 each for Messrs. Doane, Andrasick, Cox, Kuriyama and Holaday); and (ii) amounts accrued for profit sharing under the A&B Excess Benefits Plan, pursuant to which executives chosen by the Compensation Committee receive additional credits and payments equal to the difference between the maximum benefit permitted under federal tax laws and the benefit the executives otherwise would receive under A&B's qualified plans (Mr. Doane - $15,338, Mr. Andrasick - $8,142, Mr. Cox - $2,281, Mr. Kuriyama - $1,642, and Mr. Holaday - $1,987).

         Option Grants. The following table contains information concerning the grant of stock options under the 1998 Plan during 2004 to the named executive officers.


                     OPTION/SAR GRANTS IN LAST FISCAL YEAR



                                  INDIVIDUAL GRANTS
-------------------------------------------------------------------------------------
   (a)                      (b)             (c)             (d)               (e)               (f)

                         Number of     Percent of Total
                         Securities      Options/SARs     Exercise
                         Underlying       Granted to      or Base                            Grant Date
                        Options/SARs      Employees        Price                            Present Value
   Name                  Granted (#)    in Fiscal Year    ($/share)      Expiration Date        ($)(2)
   ----                 ------------   ----------------   ---------      ---------------     -------------

W. Allen Doane          85,000(1)           20.50%         33.505       February 24, 2014       632,400

James S. Andrasick      41,300(1)            9.96%         33.505       February 24, 2014       307,272

Matthew J. Cox          10,200(1)            2.46%         33.505       February 24, 2014        75,888

Stanley M. Kuriyama     30,400(1)            7.33%         33.505       February 24, 2014       226,176

G. Stephen Holaday      12,000(1)            2.89%         33.505       February 24, 2014        89,280




(1) Options granted on February 25, 2004 under the 1998 Plan with an exercise price per share equal to the fair market value of the underlying shares of A&B common stock on the grant date. These options become exercisable in three annual installments beginning one year after the date of grant. No stock appreciation rights were granted with these options. Each of these granted options ("original option") contains a reload feature, pursuant to which the optionee automatically will be granted a new option to the extent the original option is exercised within five years after the grant date through the optionee's delivery of previously-acquired shares of A&B common stock in payment of the exercise price, and certain other conditions are satisfied at the time of such exercise. The reload option will be granted at the time the original option is so exercised, and will allow the optionee to purchase the same number of shares of A&B common stock as is delivered in exercise of the original option. The reload option will have an exercise price per share equal to the greater of (i) the fair market value per share of A&B common stock on the date the reload option is granted or (ii) 150% of the exercise price per share in effect under the original option. The reload option will not become exercisable unless the shares purchased under the original option have been held for at least two years. In certain merger, reorganization or change in control situations involving A&B, the exercisability of options under the 1998 Plan, whether original or reload options, will be accelerated in accordance with the terms of the grant.

(2) Based on the Black-Scholes option pricing model, the assumptions used included: (i) stock volatility of 22.79%, (ii) the expected exercise of options in 5.79 years, (iii) a risk-free rate of return of 3.63%, (iv) a discount of 6.41% for the forfeiture resulting from an executive officer's termination of employment prior to exercise, and (v) a long-term dividend yield of 2.12%. There is no assurance the value realized by an executive officer will be at or near the value estimated by this option pricing model. The actual value, if any, an executive officer may realize will depend upon how much the stock price has increased over the exercise price on the date the option is exercised.

         Option Exercises and Fiscal Year-End Holdings. The following table provides information, with respect to the named executive officers, concerning
(i) the exercise of stock options and stock appreciation rights during the 2004 fiscal year and the value realized in connection with such exercise, and (ii) the number and value of unexercised options held as of December 31, 2004.


              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

   (a)                  (b)                (c)                      (d)                            (e)
                                                            Number of Securities           Value of Unexercised
                                                           Underlying Unexercised              In-the-Money
                                                              Options/SARs At                  Options/SARs
                                                                 FY-End (#)                  At FY-End ($)(3)
                       Shares                              ----------------------          --------------------
                       Acquired           Value
   Name             on Exercise(#)     Realized ($)     Exercisable    Unexercisable   Exercisable    Unexercisable
   ----             --------------     ------------     -----------    -------------   -----------    -------------

W. Allen Doane         202,600        3,660,822 (1)       248,033         166,667        4,061,717      2,123,797


James S. Andrasick     118,665        1,789,596 (2)             0          78,635                0        993,636


Matthew J. Cox          15,000          222,525 (2)           333          25,867            5,543        351,481


Stanley M. Kuriyama     46,100          718,399 (1)        59,999          54,401          972,690        673,728


G. Stephen Holaday      55,100        1,117,865 (1)        62,665          29,335        1,104,488        395,877




(1) Based on either (i) the mean between the highest and lowest sales price of A&B common stock on the date of exercise or (ii) the highest sales price of A&B common stock on date of exercise, in each case minus the exercise price.

(2) Based on the mean between the highest and lowest sales price of A&B common stock on the date of exercise, minus the exercise price.

(3) Based on the mean of the highest and lowest sales price of A&B common stock on December 31, 2004 ($42.65 per share), minus the exercise price.

         Retirement Plans. The A&B Retirement Plan for Salaried Employees ("Retirement Plan"), a non-contributory defined benefit pension plan, provides retirement benefits to A&B's salaried employees who are not subject to collective bargaining agreements. The table below shows estimated annual retirement benefits to covered participants at normal retirement age (age 65) under this plan, including amounts payable under A&B's Excess Benefits Plan, pursuant to which executives chosen by the Compensation Committee will receive additional credits and payments equal to the difference between the maximum benefit permitted under federal tax laws and the benefit the executives otherwise would receive under A&B plans.



                               PENSION PLAN TABLE

                                                           Years of Service
                                                           ----------------
Remuneration            15               20               25              30               35              40
------------            --               --               --              --               --              --

   $  200,000          $ 52,578         $ 70,104        $ 87,630         $ 96,393         $105,156     $  113,919
      300,000            80,328          107,104         133,880          147,268          160,656        174,044
      400,000           108,078          144,104         180,130          198,143          216,156        234,169
      500,000           135,828          181,104         226,380          249,018          271,656        294,294
      600,000           163,578          218,104         272,630          299,893          327,156        354,419
      700,000           191,328          255,104         318,880          350,768          382,656        414,544
      800,000           219,078          292,104         365,130          401,643          438,156        474,669
      900,000           246,828          329,104         411,380          452,518          493,656        534,794
    1,000,000           274,578          366,104         457,630          503,393          549,156        594,919
    1,100,000           302,328          403,104         503,880          554,268          604,656        655,044
    1,200,000           330,078          440,104         550,130          605,143          660,156        715,169
    1,300,000           357,828          477,104         596,380          656,018          715,656        775,294
    1,400,000           385,578          514,104         642,630          706,893          771,156        835,419
    1,500,000           413,328          551,104         688,880          757,768          826,656        895,544
    1,600,000           441,078          588,104         735,130          808,643          882,156        955,669
    1,700,000           468,828          625,104         781,380          859,518          937,656      1,015,794
    1,800,000           496,578          662,104         827,630          910,393          993,156      1,075,919

         Retirement benefits are based on participants' average monthly compensation in the five highest consecutive years of their final 10 years of service. Compensation includes base salary, overtime pay, certain commissions and fees, shift differentials and one-year bonuses. The amounts are based on an ordinary straight life annuity payable at normal retirement age, and do not give effect to social security offsets. Credited years of service as of March 1, 2005 for the named executive officers are: Mr. Doane - 13.9, Mr. Andrasick - 4.8, Mr. Cox - 3.8, Mr. Kuriyama - 13.1 and Mr. Holaday - 22.1.

         In addition, Messrs. Doane and Holaday participate in the A&B Executive Survivor/Retirement Benefit Plan ("Executive Survivor Plan"). The Executive Survivor Plan provides for a pre-retirement death benefit equal to 50 percent of final base compensation for 10 years and, at such person's election upon retirement, either (i) a continuation of such death benefit or (ii) an additional retirement income benefit equal to 26 percent of final base compensation for 10 years.

         Severance Agreements. A&B currently has severance agreements (the "Severance Agreements") with Messrs. Doane, Andrasick, Cox, Kuriyama and Holaday in order to encourage their continued employment with A&B by providing them with greater security in the event of termination of their employment following a change in control of A&B. A&B also has entered into Severance Agreements with three other employees, including one other executive officer. Each Severance Agreement has an initial two-year term and is automatically extended at the end of each term for a successive one-year period, unless terminated by A&B. The Severance Agreements provide for certain severance benefits if the executive's employment is terminated by A&B without "cause" or by the executive for "good reason" following a "change in control" of A&B (as those terms are defined in the Severance Agreements). Upon such termination of employment, the executive will be entitled to receive a lump-sum severance payment equal to two times the sum of the executive's base salary plus certain awards and amounts under various A&B incentive and deferred compensation plans, and an amount equal to the spread between the exercise price of outstanding options held by the executive and the higher of the then-current market price of A&B common stock or the highest price paid in connection with a change in control of A&B. In addition, A&B will maintain all (or provide similar) employee benefit plans for the executive's continued benefit for a period of two years after termination. Each Severance Agreement provides for a tax gross-up payment to offset any excise taxes that may become payable by an executive by reason of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, if the executive's employment is terminated without cause or for good reason following a change in control of A&B.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee directs the management of A&B's executive compensation program. The Compensation Committee is composed entirely of independent Board members, and is assisted by an international management consulting firm that advises the Compensation Committee on compensation matters. The charter of the Compensation Committee is available on the corporate governance page of A&B's corporate website at www.alexanderbaldwin.com.

Compensation Philosophy

         The Compensation Committee has implemented an executive compensation philosophy, approved by the Board, that seeks to relate executive compensation to corporate performance, individual performance and creation of shareholder value. This philosophy is achieved through a performance-based compensation system, pursuant to which a substantial portion of executive officers' compensation is based on the short-term and long-term results achieved for A&B and A&B shareholders and on the executive officers' individual performances. For 2004, approximately 71 percent of the compensation of named executive officers in the above Summary Compensation Table was in the form of non-salary, performance-based compensation.

         An objective of the executive compensation philosophy is to enable executive officers to receive above-average compensation, when warranted by corporate, business unit and individual performance, compared with compensation of executive officers with comparable job responsibilities at other companies, in order that A&B will be able to attract, retain and motivate executive officers. In light of the fact that achievement of above-average compensation is tied to corporate, business unit and individual performance, there is no assurance that this level of compensation will be achieved.

         Comparative data is provided by the Compensation Committee's independent compensation consultant and is based on national compensation survey data from approximately 460 organizational operating units, controlled for size and complexity. This survey data includes four of the companies (other than A&B) included in the Dow Jones US Industrial Transportation Index used in the Shareholder Return Performance Graph which appears in this Proxy Statement. A&B competes for executive talent across a broad group of industries, so survey data based on a broad group of industrial companies is more appropriate than survey data based on just the companies in the Dow Jones US Industrial Transportation Index.

         For 2004, based on the Company's exceptional performance, the Compensation Committee approved one-year and three-year Performance Improvement Incentive Plan ("PIIP") awards at the highest level provided by the Plans. These two incentive plans, together with performance-based grants of stock options and restricted stock, resulted in levels above the 75th percentile. As a result, four of the Named Executive Officers' pay are above the 75th percentile. These pay levels are fully consistent with the Company's established pay for performance executive compensation philosophy.

         Consistent with the foregoing compensation objectives, the Compensation Committee will not necessarily limit executive compensation to that amount deductible by A&B under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee nevertheless will consider the deductibility of executive compensation as one factor in its consideration of compensation matters, and will consider reasonable steps and alternatives to preserve the deductibility of compensation payments.

         In accordance with the Compensation Committee's executive compensation philosophy, the major components of compensation under A&B's executive compensation program consist of: (i) base salary, (ii) annual incentive compensation pursuant to the One-Year Performance Improvement Incentive Plan ("One-Year Plan"), (iii) annual incentive compensation pursuant to the Annual Incentive Plan ("Annual Incentive Plan"), and (iv) long-term incentive compensation pursuant to the 1998 Plan, which includes executive officers and other senior managers. Another component of long-term incentive compensation has been the Three-Year Performance Improvement Incentive Plan (the "Three-Year Plan"); however, as discussed below, there will be no awards granted under the Three-Year Plan for the 2005-2007 performance cycle.

Base Salary

         Adjustments to base salary, if any, are considered annually by the Compensation Committee. The Compensation Committee reviews the salary adjustments for the executive officers (other than the Chief Executive Officer) with the Chief Executive Officer and the senior human resources executive. In making a salary adjustment, the Compensation Committee considers the executive officer's performance in the past year, the previously-described survey data pertaining to the salary level necessary for A&B to pay competitively, and projected salary increases in the coming year for executive officers in the selected diversified group of companies, but does not consider any specific corporate performance factor. For 2004, the base salaries of the Chief Executive Officer and executive officers as a group were set between the 25th and 75th percentile. There were three exceptions: one was above the 75th percentile and two were below the 25th percentile.

Annual Incentives

         The One-Year Plan provides performance-based incentives to eligible executive officers and other key employees who contribute materially to the financial success of A&B. In determining the size of an incentive award to an executive officer or other key employee, the Compensation Committee considers corporate performance, individual performance and business unit performance (if applicable). Corporate performance counts toward 20 percent-60 percent of the incentive awards, depending upon the executive officer's corporate responsibilities. For incentive awards granted for the 2004 plan cycle, the corporate performance factors, and their relative weights, were as follows: corporate profit before income tax (65 percent) and return on invested capital (35 percent). The relevant corporate performance factors and their relative weights are determined annually by the Compensation Committee, and therefore are subject to change for future plan cycles.

         The Annual Incentive Plan provides performance-based incentives to four groups of key employees, including executives, at the A&B corporate level or one of three strategic business units. Those individuals who are eligible under the One-Year Plan will not be eligible to participate in the Annual Incentive Plan. In determining the size of an incentive award, the Compensation Committee will consider, as applicable, corporate performance, individual performance or business unit performance. Corporate performance will be measured, in the case of an executive at the A&B corporate level, by the performance of A&B as a whole, and, in the case of an executive located at one of the strategic business units, by the performance of the applicable operating unit.

         Under either incentive plan, at the beginning of each one-year plan cycle, the goals for corporate performance factors, as well as the goals for the specific business units to which the executives are assigned and the goals for the individuals themselves, are identified, and threshold, target and maximum award levels are assigned. At the end of each plan cycle, the amounts of the incentive awards, if any, are determined by comparing results with the performance goals under the applicable plan. Aggregate awards are limited by whether A&B or the business unit meets certain levels of performance set by the Compensation Committee in advance of each plan cycle. The Compensation Committee, however, retains the discretion to adjust awards if, in its judgment, the awards do not accurately reflect the performance of A&B, the unit or the individual.

Long-Term Incentives

         The Three-Year Plan is structured like the One-Year Plan, but provides performance-based incentives to eligible executive officers and a limited number of other key employees who contribute materially to the financial success of A&B on the basis of individual performance, corporate performance and business unit performance (if applicable) over a three-year performance cycle. Corporate performance counts toward 20 percent-100 percent of the incentive awards, depending upon the executive officer's corporate responsibilities. For incentive awards granted for the 2002-2004 plan cycle, the specific corporate performance factors, and their relative weights, were as follows: corporate profit before income tax (65 percent) and return on adjusted net assets (35 percent). As with the One-Year Plan, the relevant corporate performance factors and their relative weights are determined at the beginning of each plan cycle by the Compensation Committee, and therefore are subject to change for future plan cycles. In addition, as with the One-Year Plan, the specific business unit performance factors used in assessing individual performance, and their relative weights, vary by business unit and job position. There will be no awards granted under the Three-Year Plan for the 2005-2007 plan cycle, as the Company expects to rely more heavily on the use of restricted stock for compensation for that period.

         Stock option and/or restricted stock grants under the 1998 Plan are considered annually by the Compensation Committee. Such grants are viewed as a desirable long-term compensation method because they link directly the financial interests of executive officers with those of shareholders. Specific terms of options granted in 2004 are described under the subsection of this Proxy Statement captioned "Option Grants." Restricted stock granted in 2004 vests in five equal annual installments, provided that the grantee remains employed by A&B. Restricted stock granted in 2005 will vest in three equal annual installments. If an employee retires, dies or becomes disabled prior to the end of the applicable period, all unvested shares automatically vest upon retirement. Grantees receive dividends on the full amount of restricted stock granted, regardless of vesting, at the same rate as is payable on A&B's common stock generally.

         Stock options and/or restricted stock are granted at the discretion of the Compensation Committee. In determining the size of an award to an executive officer, the Compensation Committee considers, among other things, the shares covered by the award as a reflection of the executive officer's current and expected future contributions to A&B. In determining the size of awards, the Compensation Committee does not consider amounts of awards outstanding, but does consider the size of previously-granted awards and the aggregate size of current awards.

Chief Executive Officer Compensation

         For 2004, the Compensation Committee approved a base salary increase for the Chief Executive Officer, based on his performance in the previous year and the salaries of other executive officers with comparable job responsibilities in the selected diversified group of companies. In this regard, the Compensation Committee's objective was to maintain a competitive base salary, which was set to correspond to a level slightly above the median of base salaries in the selected diversified group of companies. Mr. Doane received an award under the Three-Year Plan for the 2002-2004 performance cycle that was above the distinguished level. Mr. Doane's award under the One-Year Plan for 2004 was above the exceptional level under the Plan, and the amount of the award was determined on the basis of the performance of A&B and Mr. Doane for the Plan year. Mr. Doane also received a stock option grant totaling 85,000 shares and a restricted stock grant of 16,000 shares in 2004. That grant was based on an overall review of corporate performance in 2003, without focus on any specific corporate performance measure, and an assessment of Mr. Doane's current and expected contributions to A&B. The full Board of Directors reviews the Chief Executive Officer's performance at least annually, using both financial and non-financial goals.

         The foregoing report is submitted by Mr. King (Chairman), Dr. Chun, and Messrs. Stockholm and Watanabe.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During 2004, the members of the Compensation Committee were Mr. King, Chairman, Dr. Chun, and Messrs. Stockholm and Watanabe. As set forth above under the subsection "Certain Relationships and Transactions," Mr. King owns a 6.1 percent interest, and his brother owns a 65 percent interest, in a corporation which has entered into a commercial lease with a subsidiary of A&B.


AUDIT COMMITTEE REPORT

         The Audit Committee of the Board of Directors is composed of four directors, all of whom have been determined to be independent pursuant to the requirements of Nasdaq. Ms. Lau and Messrs. Dods and McKissick have been determined by the Board of Directors to be audit committee financial experts under the rules of the SEC. The Board of Directors has adopted a written charter for the Audit Committee.

         The Audit Committee provides assistance to the Board of Directors in fulfilling its obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of A&B. Among other things, the Audit Committee reviews and discusses with management and Deloitte & Touche LLP, A&B's independent auditors, the results of the year-end audit of A&B, including the auditors' report and audited financial statements. In this context, the Audit Committee has reviewed and discussed A&B's audited financial statements with management, has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and, with and without management present, has discussed and reviewed the results of the independent auditors' examination of the financial statements.

         The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, and has discussed with Deloitte & Touche LLP its independence from A&B. The Audit Committee has determined that the provision of non-audit services rendered by Deloitte & Touche LLP to A&B is compatible with maintaining the independence of Deloitte & Touche LLP from A&B in the conduct of its auditing function.

         In compliance with applicable SEC rules, the Audit Committee has adopted policies and procedures for Audit Committee approval of audit and non-audit services. Under such policies and procedures, the Audit Committee pre-approves or has delegated to the Chairman of the Audit Committee authority to pre-approve all audit and non-prohibited, non-audit services performed by the independent auditor in order to assure that such services do not impair the auditor's independence. Any additional proposed services or costs exceeding pre-approved cost levels require additional pre-approval as described above. The Audit Committee may delegate pre-approval authority to one or more of its members for services not to exceed a specific dollar amount per engagement. Requests for pre-approval include a description of the services to be performed, the fees to be charged and the expected dates that the services will be performed.

         Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that A&B's audited consolidated financial statements be included in A&B's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the SEC. The Audit Committee also has appointed, subject to shareholder ratification, Deloitte & Touche LLP as independent auditors.

         The foregoing report is submitted by Mr. McKissick (Chairman), Mr. Dods, Ms. Lau and Ms. Shaw.


SHAREHOLDER RETURN PERFORMANCE GRAPH

         Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on A&B's common stock against the cumulative total return of the S&P Composite - 500 Stock Index and the Dow Jones US Industrial Transportation Index. The Dow Jones US Industrial Transportation Index is a published index, which includes A&B. For illustrative purposes, A&B again has chosen to display the Dow Jones US Real Estate Investment Index in the comparison.

[OBJECT OMITTED]
* $100 INVESTED ON DECEMBER 31, 1999 IN ALEXANDER & BALDWIN, INC. COMMON STOCK, THE S&P 500 STOCK INDEX, THE DJ US INDUSTRIAL TRANSPORTATION INDEX, AND THE DJ US REAL ESTATE INVESTMENT INDEX. TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS. FISCAL YEARS ENDING DECEMBER 31.

                                               1999        2000        2001        2002        2003        2004
                                               ----        ----        ----        ----        ----        ----

   Alexander & Baldwin, Inc.                    100         120         126         126         171         221
   S&P Composite - 500                          100          91          80          62          80          89
   DJ US Industrial Transportation              100         105         119         122         157         202
   DJ US Real Estate                            100         128         143         148         202         265


RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as independent auditors of A&B for the ensuing year, and the Audit Committee recommends that shareholders vote in favor of ratifying such appointment. Deloitte & Touche LLP and its predecessors have served A&B as such since 1957. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

         For the years ended December 31, 2004 and 2003, professional services were performed by Deloitte & Touche LLP (including consolidated affiliates) as follows:

         Audit Fees. The aggregate fees billed for the audit of the Company's annual financial statements for the fiscal years ended December 31, 2004 and 2003 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q were $1,582,062 and $626,220, respectively. $875,000 of the 2004 fees represented Sarbanes-Oxley Section 404 attestation-related work.

         Audit-Related Fees. The aggregate fees billed for Audit-Related services for the fiscal years ended December 31, 2004 and 2003 were $226,652 and $147,447, respectively. The fees related to audits of employee benefit plans, research and consultation on joint ventures and vessel delivery, and consultation for Sarbanes-Oxley readiness (excluding Section 404 attestation work) for the fiscal year ended December 31, 2004, and to audits of employee benefit plans and research and consultation on joint ventures, leases and derivatives, consultation for Sarbanes-Oxley readiness, capitalizing dry docking, inventory, investments, acquisitions, revenue recognition and certification of a vessel for the fiscal year ended December 31, 2003.

         Tax Fees. The aggregate fees billed for tax services for the fiscal years ended December 31, 2004 and 2003 were $0 and $17,398, respectively. The fees for the fiscal year ended December 31, 2003 related to income tax services for an individual and an estate.

         All Other Fees. The aggregate fees for services not included above were $0 and $9,249, respectively, for the fiscal years ended December 31, 2004 and 2003. The fees for the fiscal year ended December 31, 2003 related to accounting training.


APPROVAL OF AMENDMENT TO THE 1998 STOCK OPTION/STOCK INCENTIVE PLAN

         Subject to shareholder approval, the Compensation Committee recommended and the Board of Directors adopted an amendment to the Alexander & Baldwin, Inc. 1998 Stock Option/Stock Incentive Plan ("1998 Plan") on February 24, 2005. The proposed amendment will:

         o Increase the number of shares of A&B common stock reserved for issuance under the 1998 Plan by an additional 700,000 shares;

         o Eliminate the 250,000-share limitation on the aggregate number of shares available for issuance through the restricted stock program. Accordingly, shares reserved for issuance under the 1998 Plan may be issued either in the form of option grants or restricted stock grants. Under the terms of the 1998 Plan, no participant may receive option grants, share right awards and direct stock issuances in the aggregate for more than 500,000 shares per year;

         o Specifically prohibit the repricing of stock options;

         o Specify minimum vesting periods for restricted stock to no sooner than one-third in each of the first three years since the grant date for time-based awards and no sooner than one year following the grant date for performance-based awards (certain limited exceptions exist for retirement and change of control situations); and

         o Specifically prohibit any material amendment to the 1998 Plan without shareholder approval.

         A description of the 1998 Plan, incorporating the proposed amendment, is set forth in Appendix A to this Proxy Statement. The description is intended to be a summary of the material provisions of the 1998 Plan, and does not purport to be complete. A copy of the 1998 Plan, as amended, will be furnished to any shareholder upon request.

         The Board of Directors believes it is necessary for A&B to continue to provide equity incentives in order to attract and retain the services of qualified executives, and to better align their interests with those of shareholders. In particular, the Board believes it is desirable to have the ability to grant restricted stock as an alternative to stock options it would otherwise grant, and accordingly is recommending the removal of the aggregate limit on the number of shares of restricted stock that can be issued under the 1998 Plan. It is expected that fewer shares will be granted as restricted stock than would otherwise have been granted as options. The proposed amendment will allow A&B to continue to provide these equity incentives.

          Securities authorized for issuance under equity compensation plans as of December 31, 2004, included:

----------------------------------------------------------------------------------------------------------------------
                                                                                             Number of securities
                                                                                            remaining available for
                               Number of securities to be                                    future issuance under
        Plan Category            issued upon exercise of     Weighted-average exercise     equity compensation plans
                                  outstanding options,          price of outstanding         (excluding securities
                                   warrants and rights      options, warrants and rights   reflected in column (a))
----------------------------------------------------------------------------------------------------------------------
                                           (a)                           (b)                           (c)
----------------------------------------------------------------------------------------------------------------------
Equity compensation plans               1,723,276                      $27.61                      1,481,363*
approved by security holders
----------------------------------------------------------------------------------------------------------------------
Equity compensation plans
not approved by security
holders                                    --                           --                           198,342**
----------------------------------------------------------------------------------------------------------------------
Total                                   1,723,276                      $27.61                      1,679,705
----------------------------------------------------------------------------------------------------------------------

  * Under the 1998 Plan, 173,187 shares may be issued either as restricted stock grants or option grants.

** A&B has two compensation plans under which its stock is authorized for issuance that were adopted without the approval of its security holders. (1) Under A&B's Non-Employee Director Stock Retainer Plan, each outside Director is issued a stock retainer of 300 A&B shares after each year of service on A&B's Board of Directors. Those 300 shares vest immediately and are free and clear of any restrictions. These shares are issued in January of the year following the year of the Director's service to A&B. (2) Under A&B's Restricted Stock Bonus Plan, the Compensation Committee identifies the executive officers and other key employees who participate in one- and three-year performance improvement incentive plans and formulates performance goals to be achieved for the plan cycles. At the end of each plan cycle, results are compared with goals, and awards are made accordingly. Participants may elect to receive awards entirely in cash or up to 50 percent in shares of A&B stock and the remainder in cash. If a participant elects to receive a portion of the award in stock, an additional 50 percent stock bonus may be awarded. In general, shares issued under the Restricted Stock Bonus Plan may not be traded for three years following the award date; special vesting provisions apply for the death, termination or retirement of a participant.

    Of the 198,342 shares that were available for future issuance, 7,950 shares were available for future issuance under the Non-Employee Director Stock Retainer Plan and 190,392 shares were available for issuance under the Restricted Stock Bonus Plan.

         The Board of Directors recommends that shareholders vote FOR approval of the proposed amendment to the 1998 Plan. The affirmative vote of a majority of the shares of A&B common stock represented at the Annual Meeting, in person or by proxy, is required for approval.


OTHER BUSINESS

         The Board of Directors of A&B knows of no other business to be presented for shareholder action at the Annual Meeting. However, should matters other than those set forth in this Proxy Statement properly come before the Annual Meeting, the proxyholders named in the accompanying proxy will vote upon them in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2006

         Proposals of shareholders intended to be presented pursuant to Rule 14a-8 under the Exchange Act at the Annual Meeting of A&B in the year 2006 must be received at the headquarters of A&B on or before November 7, 2005 in order to be considered for inclusion in the year 2006 Proxy Statement and proxy. In order for proposals of shareholders made outside of Rule 14a-8 under the Exchange Act to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received at the headquarters of A&B not later than January 28, 2006. A&B's Bylaws require that proposals of shareholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the Bylaws, not later than January 28, 2006 and not earlier than December 29, 2005.

                                    By Order of the Board of Directors

                                    /s/ Alyson J. Nakamura
                                    ----------------------

                                    ALYSON J. NAKAMURA
                                    Secretary

March 7, 2005

                                                                     APPENDIX A



                  DESCRIPTION OF THE ALEXANDER & BALDWIN, INC.
                     1998 STOCK OPTION/STOCK INCENTIVE PLAN



         The following is a summary of the principal provisions of the Alexander & Baldwin, Inc. 1998 Stock Option/Stock Incentive Plan (the "Plan"), as modified by the amendment that the shareholders are being asked to approve at the 2005 Annual Meeting of Shareholders.

         Term. The Plan was adopted by A&B's Board of Directors (the "Board") on January 22, 1998 and approved by the shareholders at the 1998 Annual Meeting of Shareholders. The Plan will terminate on the earlier of (i) the close of business on January 21, 2008 or (ii) the date on which all shares available for issuance under the Plan have been issued or canceled pursuant to (a) the exercise of outstanding stock options under the Plan or (b) the issuance of shares under the Stock Issuance Program (discussed below).

         Administration. The Plan is administered by the Compensation Committee (the "Committee") comprised of two or more Board members appointed by the Board. The Committee has full authority to determine which eligible individuals are to receive option grants, share right awards or direct stock issuances under the Plan, the number of shares to be covered by each such award, the date or dates on which the granted option is to become exercisable or the shares are to be issued or to vest, and the maximum term for which any granted option is to remain outstanding, subject to specific vesting limitations described below. In addition, the Committee has full authority to accelerate the exercisability of outstanding options or the issuance or vesting of shares under the Plan, subject to specific vesting limitations described below, all upon such terms and conditions as it deems appropriate. The present members of the Committee are Mr. Charles G. King, Chairman, Dr. Michael J. Chun, and Messrs. Charles M. Stockholm and Jeffrey N. Watanabe.

         The Committee has the authority, subject to the express provisions of the Plan, to change the terms and conditions of any outstanding option grant, share right award or unvested share issuance, but, without the consent of the holder, no such change may affect adversely the holder's rights and obligations under the Plan or the outstanding grant, share right award or stock issuance. However, the repricing of options is prohibited.

         Eligibility. Option grants, share right awards and direct stock issuances may be made only to employees (including officers and employee directors) of A&B or its 50-percent-or-more-owned subsidiaries (corporate or non-corporate), and to the non-employee members of the boards of directors of such subsidiaries. No non-employee board members of subsidiaries have received option grants, any share right awards or direct stock issuances under the Plan as of January 31, 2005. Non-employee members of the Board are not eligible to receive option grants, share right awards or direct stock issuances under the Plan.

         Option grants, share right awards and direct stock issuances may be made under the Plan to eligible individuals, whether or not they previously have received stock option grants, share right awards or direct stock issuances under the Plan or under any other stock plan or other compensation or benefit program of A&B or its subsidiaries. However, the maximum number of shares of A&B common stock for which any one individual participating in the Plan may be granted stock options, share right awards or direct stock issuances may not exceed 500,000 shares in the aggregate per calendar year. The 500,000-share limitation will be subject to periodic adjustment in the event of certain changes in A&B's capital structure, as explained below.

         Stock Awards. The table below shows, as to each of A&B's officers named in the Summary Compensation Table and the various indicated groups, the following information with respect to stock option transactions and direct share issuances effected during the period from January 1, 2004 to January 31, 2005:
(i) the number of shares of A&B common stock subject to options granted under the Plan during that period and the average option price payable per share for the shares subject to such options, and (ii) the number of shares of A&B common stock directly issued without an intervening option grant. All direct issuances were made without a cash payment required of the recipient but were subject to vesting requirements tied to the recipient's continued service with A&B or its subsidiaries.

                               OPTION TRANSACTIONS

                                                                                 Weighted Average
                                                         Options Granted          Option Price of
Name                                                    (Number of Shares)        Options Granted
----                                                    ------------------        ---------------

W. Allen Doane                                                 155,000                   $38.45

James S. Andrasick                                              62,500                   $37.22

Matthew J. Cox                                                  15,900                   $37.43

Stanley M. Kuriyama                                             44,500                   $36.97

G. Stephen Holaday                                              18,400                   $37.31

All executive officers, as of 1/31/05,
as a group (11 persons)                                        371,410                   $37.61

All eligible employees, as of 1/31/05,
as a group (approx. 34 persons) including
current officers who are not executive officers                546,487                   $37.42



                       DIRECT SHARE ISSUANCES

Name                                                 Number of Issued Shares
----                                                 -----------------------

W. Allen Doane                                                 64,000

James S. Andrasick                                             22,300

Matthew J. Cox                                                  5,800

Stanley M. Kuriyama                                            15,450

G. Stephen Holaday                                              6,600

All executive officers, as of 1/31/05,                        138,250
as a group (11 persons)

All eligible employees, as of 1/31/05,
as a group (approx. 33 persons) including
current officers who are not executive officers               198,700


         New Plan Benefits. As of January 31, 2005, 1,574,984 shares were subject to outstanding options, 1,581,805 shares had been issued under the Plan, and 1,553,863 shares (including the 700,000-share increase to the Plan which the shareholders are being asked to approve) remain available for future issuance.

         Stock Subject to the Plan. The stock issuable under the Plan will be shares of A&B's authorized but unissued common stock and shares of common stock reacquired by A&B and held as Treasury shares ("Common Stock"). The total number of shares of Common Stock issuable over the term of the Plan will not exceed 4,700,000 shares, which includes the increase of 700,000 shares for which shareholder approval is being sought at the 2005 Annual Meeting of Shareholders. The number of shares issuable over the term of the Plan will be subject to periodic adjustment for certain changes in A&B's capital structure, as explained below. The amendment that the shareholders are being asked to approve eliminates the 250,000-share limitation on the maximum number of shares of Common Stock issuable pursuant to share right awards or direct stock issuances in the aggregate over the term of the Plan.

         If any option granted under the Plan expires or terminates for any reason prior to exercise in full, then the number of shares subject to the portion of the option not so exercised will be available for future option grants, share right awards or direct stock issuances under the Plan. Unvested shares of Common Stock purchased by A&B pursuant to its repurchase rights under the Plan will not be available for subsequent issuance. Should the exercise price of an option granted under the Plan be paid with shares of Common Stock, or should shares of Common Stock otherwise issuable under the Plan be withheld by A&B in satisfaction of the withholding taxes incurred in connection with the exercise of an option under the Plan, then the number of shares of Common Stock available for issuance under the Plan will be reduced only by the net number of shares of Common Stock issued to the holder of such option, and not by the gross number of shares for which the option is exercised.

         In the event any change is made to the Common Stock issuable under the Plan (whether such change occurs by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in capital structure effected without A&B's receipt of consideration), then the maximum number and/or class of securities issuable over the term of the Plan, the maximum number and/or class of securities for which any one individual participating in the Plan may be granted stock options, share right awards or direct share issuances under the Plan per calendar year, and the number and/or class of securities which may be issued in the aggregate pursuant to share right awards or direct stock issuances, will be adjusted automatically to reflect such change, and appropriate adjustments also will be made to the number and/or class of securities and the price per share in effect under each outstanding option or share right award in order to prevent dilution or enlargement of the rights and benefits thereunder.

         Valuation. The fair market value per share of Common Stock on any relevant date will be the mean between the highest and lowest selling prices per share of Common Stock on such date, as quoted on the Nasdaq National Market. Should the Common Stock become traded on a national securities exchange, then the fair market value per share will be the mean between the highest and lowest selling prices on such exchange on the date in question, as such price is quoted on the composite tape of transactions on such exchange. If there is no reported sale of Common Stock on the Nasdaq National Market (or national securities exchange) on the date in question, then the fair market value will be the mean between the highest and lowest selling prices on the Nasdaq National Market (or such securities exchange) on the last preceding date for which such quotation exists. On January 31, 2005, the fair market value of the Common Stock determined on such basis was $46.01 per share.

         Structure of the Plan. The Plan is divided into two separate components: the Discretionary Option Grant Program and the Stock Issuance Program.

         (1)      Discretionary Option Grant Program.

                  (a) Terms. Under the Discretionary Option Grant Program, eligible individuals may be granted options to purchase shares of Common Stock at an option price not less than 100 percent of the fair market value per share on the grant date.

                  Each option will be for a term of years (not in excess of ten) determined by the Committee. The Committee has the discretion to make each option granted under the Plan immediately exercisable for the full number of option shares or have the option become exercisable in installments over the option term. Repricing of options is prohibited by the Plan.

                  The option price will become due immediately upon exercise of an option and may be paid in cash or in shares of Common Stock valued at fair market value on the option exercise date.

                  (b)      Reload Options.

                          (i) The Committee has full power and authority to grant options under the Discretionary Option Grant Program with a reload feature. To the extent an option with such a reload feature (the "Original Option") subsequently is exercised through the delivery of previously-acquired shares of Common Stock in payment of the exercise price, the optionee automatically will be granted, at the time of such exercise, a new option (the "Reload Option") to purchase the number of shares of Common Stock so delivered.

                         (ii) Each Reload Option will be exercisable upon substantially the same terms and conditions as the Original Option to which it relates, except for the following differences:

                                    (A) The exercise price per share will be
         equal to the fair market value per share of Common Stock on the date the Reload Option is granted. However, the Committee has full power and authority to structure the Reload Option so that the exercise price per share will be in excess of the fair market value per share of Common Stock on the reload date in the event such fair market value per share is not more than one hundred fifty percent (150%) of the exercise price per share in effect under the Original Option.

                                    (B) In no event will any additional Reload
         Option be granted in connection with the subsequent exercise of the first Reload Option.

                                    (C) The Committee has full authority to set
         the period of time which must elapse following the exercise of the Original Option before the Reload Option will become exercisable.
         Once that period has elapsed, the Reload Option immediately will become exercisable for all of the shares of Common Stock at the time subject to that Reload Option.

         (2)      Stock Issuance Program.

                  (a) Terms. The Committee also has the authority to issue shares of Common Stock as a reward for past services rendered to A&B or one of its subsidiaries or as an incentive for future service with such entities. In the Committee's discretion, the recipient may be issued shares that vest in installments, upon such terms and conditions as are determined by the Committee, or the Committee may grant share right awards that entitle the recipient to receive a specific number of shares upon the completion of a designated service period or the attainment of specified performance goals; provided that no time-based grant of shares or share right awards may vest more rapidly than one-third per year on each of the first three anniversaries of the grant date, and no performance-based grant of shares or share right awards may vest more rapidly than one year from the grant date (certain limited exceptions exist for retirement and change of control situations).

                  The recipient may not transfer share right awards or unvested shares of Common Stock, except in certain limited circumstances. The recipient, however, will have all the rights of a shareholder with respect to the unvested shares, including the right to vote such shares and to receive all regular cash dividends paid on such shares.

                  (b) Cancellation of Shares. In the event the recipient should cease to continue his or her employment with A&B for any reason whatsoever while holding one or more unvested shares of Common Stock, or in the event the performance objectives should not be attained with respect to one or more unvested shares of Common Stock, then those shares must immediately be surrendered to A&B for cancellation, and the recipient thereafter will have no further shareholder rights with respect to such shares. The Committee may, in its discretion, waive such surrender and cancellation of unvested shares in whole or in part and thereby effect the immediate vesting of the recipient's interest in the shares of Common Stock as to which the waiver applies, subject to the vesting requirements discussed above.

         Amendment of the Plan. The Board may amend or modify the Plan, subject to shareholder approval of any material amendment to the Plan or as required under applicable laws and regulations. However, no such amendment or modification may, without the consent of the holders, adversely affect rights and obligations with respect to any stock options, share right awards or unvested Common Stock at the time outstanding under the Plan.

         Change in Control. In the event of a Change in Control of A&B (defined below), then (i) the exercisability of each option outstanding under the Plan will accelerate automatically so that each such option will become exercisable, immediately prior to the specified effective date for such transaction, for the total number of shares of Common Stock at the time subject to that option and may be exercised for all or any portion of such shares as fully-vested shares,
(ii) all of A&B's outstanding rights to cancel or repurchase unvested shares under the Stock Issuance Program shall terminate automatically, and all the shares of Common Stock subject to those terminated rights shall immediately vest in full, and (iii) all shares of Common Stock not yet issued in connection with outstanding share right awards shall be issued immediately as fully-vested shares.

         For purposes of the Plan, a "Change in Control" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not A&B in fact is required to comply with Regulation 14A thereunder; provided that, without limitation, such a change in control shall be deemed to have occurred if:

                   (i) any "person" (defined as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of A&B representing 35% or more of the combined voting power of A&B's then outstanding securities;

                  (ii) at least a majority of the Board ceases to consist of (a) individuals who have served continuously on the Board since January 1, 2000 and (b) new directors (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of A&B) whose election, or nomination for election by A&B's shareholders, was approved by a vote of at least two-thirds of the directors then still in office who shall at that time have served continuously on the Board since January 1, 2000 or whose election or nomination was previously so approved;

                 (iii) there is consummated a merger or consolidation of A&B or any direct or indirect subsidiary of A&B with any other entity, other than (a) a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of A&B, the entity surviving such merger or consolidation or any parent thereof or (b) a merger or consolidation effected to implement a recapitalization of A&B (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of A&B (not including in the securities beneficially owned by such person any securities acquired directly from A&B or its affiliates) representing 35% or more of the combined voting power of A&B's then outstanding securities; or

                  (iv) the shareholders of A&B approve a plan of complete liquidation or dissolution of A&B or there is consummated an agreement for the sale or disposition by A&B of all or substantially all of A&B's assets, other than a sale or disposition by A&B of all or substantially all of A&B's assets to an entity at least a majority of the board of directors of which or of any parent thereof is comprised of individuals who comprised the Board immediately prior to such sale or disposition.

Notwithstanding the foregoing, a Change in Control of A&B shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of the common stock of A&B immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of A&B immediately following such transaction or series of transactions.

         Shareholder Rights. An option holder will have none of the rights of a shareholder with respect to any shares covered by the option until the optionee has exercised the option, paid the option price and satisfied all other conditions precedent to the issuance of certificates for the purchased shares.

         Transferability. During the optionee's lifetime, the option may be exercised only by the optionee and will not be assignable or transferable other than by will or the laws of inheritance.

         Termination of Employment. Any option outstanding at the time of the optionee's cessation of service for any reason shall remain exercisable for such period of time thereafter as shall be determined by the Committee and set forth in the documents evidencing the option, but no such option shall be exercisable after the expiration of the option term.

         The Committee will have complete discretion, exercisable either at the time the option is granted or at any time the option remains outstanding, to (i) allow one or more options granted under the Plan to be exercised, during the post-service exercise period, not only with respect to the number of shares for which the option is exercisable at the time of the optionee's cessation of service, but also with respect to one or more subsequent installments of purchasable shares for which the option otherwise would have become exercisable had such cessation of service not occurred, and (ii) extend the period of time for which the option is to remain exercisable following the optionee's cessation of service, from the post-service exercise period otherwise in effect for that option to such greater period of time as the Committee deems appropriate, but in no event beyond the expiration of the option term.

         Any exercisable option held by the optionee at the time of death may be exercised by the personal representative of the optionee's estate, or by the person or persons to whom the option is transferred pursuant to the optionee's will or in accordance with the laws of inheritance. However, such exercise must occur no later than the tenth anniversary of the date of the option grant.

         No Impairment of A&B's Rights. The granting of options, share rights awards or direct stock issuances under the Plan will not affect the right of A&B to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

         Tax Withholding. The Committee may provide one or more holders of options with the election to have A&B withhold a portion of the shares otherwise issuable to such holders upon the exercise of those options in order to satisfy the federal and state income and employment tax withholding liability incurred in connection with the option exercise. Alternatively, the Committee may permit such holders to deliver existing shares of A&B's Common Stock in satisfaction of such withholding tax liability.

         Federal Tax Consequences. The federal income tax treatment of the stock options and stock issuances under the Plan may be summarized as follows:

         (1)      Stock Options.

                  All options granted under the Plan will be non-statutory options which are not intended to satisfy the requirements of Section 422 of the Internal Revenue Code (the "Code"). No taxable income is recognized by an optionee upon the grant of a non-statutory option. In general, the optionee will recognize ordinary income, in the year in which the option is exercised for vested shares, equal to the excess of the fair market value of the purchased shares on the exercise date over the option price paid for such shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

                  Special provisions of the Code apply to the acquisition of Common Stock under a non-statutory option if the purchased shares are unvested and, accordingly, subject to certain repurchase rights of A&B or other substantial risks of forfeiture. These special provisions may be summarized as follows:

                  (a) The optionee will not recognize any taxable income at the time the option is exercised for such unvested shares, but will have to report as ordinary income, as and when those shares vest, an amount equal to the excess of (a) the fair market value of the shares on their vesting date over (b) the option price paid for such shares.

                  (b) The optionee may, however, elect under Section 83(b) of the Code to include as ordinary income, for the year in which the non-statutory option is exercised for the unvested shares, an amount equal to the excess of (a) the fair market value of the purchased shares on the exercise date (determined as if the shares were not subject to A&B's repurchase right or other risk of forfeiture) over (b) the option price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the purchased shares subsequently vest.

                  A&B will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee in connection with the exercise of the non-statutory option. In general, the deduction will be allowed for the taxable year of A&B in which the ordinary income is recognized by the optionee. A&B anticipates that the deduction attributable to the ordinary income recognized by optionees upon the exercise of non-statutory options granted under the Plan will not be subject to the $1 million limitation per covered individual on the deductibility of compensation paid to certain executive officers which is imposed under Section 162(m) of the Code.

         (2)      Share Right Awards and Direct Stock Issuances.

                  An individual who is issued vested shares of Common Stock under the Stock Issuance Program will recognize ordinary income at the time of issuance equal to the fair market value of the issued shares. An individual who is issued unvested Common Stock may elect, through the filing of a Section 83(b) election under the Code, to include as ordinary income at the time of issuance an amount equal to the fair market value of the unvested shares. If the Section 83(b) election is made, the individual will not recognize any additional income as his or her interest in the issued shares subsequently vests. Should the individual not make the Section 83(b) election, then he or she will not recognize any taxable income at the time the unvested Common Stock is issued, but will have to report as ordinary income, for the taxable year in which his or her interest in such Common Stock vests, an amount equal to the fair market value of the shares at the time of vesting.

                  A&B will be entitled to an income tax deduction equal to the ordinary income recognized by the participant in connection with the issued shares. Such deduction will be allowed in the taxable year of A&B in which such ordinary income is recognized by the optionee. However, such deduction will be subject to the $1 million limitation per covered individual on the deductibility of compensation paid to certain executive officers which is imposed under Section 162(m) of the Code.

         Accounting Treatment. Shares of Common Stock issued under the Stock Issuance Program will result in a direct charge to A&B's earnings equal to the fair market value of those shares on the issue date. This will be charged to compensation expense over the vesting period for the shares. The grant of options with an exercise price equal to 100% of the fair market value of the option shares on the grant date will, due to a new accounting standard (Statement of Financial Accounting Standards No. 123 Revised "Share based payment") that becomes effective for reporting periods beginning after June 15, 2005, result in a direct charge to A&B's earnings starting with the third quarter of 2005. The amount of the charge will be based on the fair value of the options at the time of grant and will be recorded as compensation expense on a pro-rata basis over the vesting period for the grant. The number of outstanding options also is a factor in determining A&B's earnings per share on a diluted basis.

PROXY CARD

                              ALEXANDER & BALDWIN, INC.
                      822 Bishop Street, Honolulu, Hawaii 96813


              PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, APRIL 28, 2005
                    SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



                  The undersigned hereby appoints W. A. Doane,
               W. A. Dods, Jr., and M. G. Shaw, and each of them, proxies with full power of substitution, to vote the shares of stock of Alexander & Baldwin, Inc., which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on Thursday, April 28, 2005, and at any adjournments or postponements thereof, on the matters set forth in the Notice of Meeting and Proxy Statement, as follows:

                    (continued and to be signed on reverse side)

______________________________________________________________________________
                                FOLD AND DETACH HERE



THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3 BELOW.
                                         ---
                                                     Please mark your         X
                                                     votes as indicated
                                                     in this example


1. ELECTION OF DIRECTORS (Check one box only): 01 M. J. Chun, 02 W. A. Doane, 03
                                               W. A. Dods, Jr., 04 C. G. King,
                                               05 C. H. Lau, 06 C. R.
                                               McKissick, 07 D. M. Pasquale,
                                               08 M. G. Shaw, 09 C. M.
                                               Stockholm, 10 J. N. Watanabe.

   FOR all nominees        __                  (To withhold authority to vote
   listed to the right:   |__|                 for any individual nominee,
                                               check the "FOR all nominees"
   WITHOUT AUTHORITY                           box to the left and write the
   to vote for all nominees listed to          name of the nominee for whom
   the right:              __                  you wish to withhold authority
                          |__|                 in the space provided below.)

   ____________________________________________________________________________

2. PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP as the auditors of the Corporation:

      FOR        AGAINST      ABSTAIN
       __          __           __
      |__|        |__|         |__|


3. PROPOSAL TO AMEND THE 1998 STOCK OPTION/STOCK INCENTIVE
   PLAN

      FOR        AGAINST      ABSTAIN
       __          __           __
      |__|        |__|         |__|


4. In their discretion on such other matters as properly may come before the meeting or any adjournments or postponements thereof.



THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR
PROPOSALS 1, 2 AND 3 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS PROPERLY MAY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.


PLEASE SIGN EXACTLY AS NAME(S) APPEARS ABOVE

Signature____________________ Signature__________________ Date_________________


IMPORTANT: WHEN STOCK IS IN TWO OR MORE NAMES, ALL SHOULD SIGN. WHEN SIGNING AS EXECUTOR, TRUSTEE, GUARDIAN OR OFFICER OF A CORPORATION, GIVE TITLE AS SUCH.


______________________________________________________________________________
                            FOLD AND DETACH HERE



                        Vote by Internet or Telephone or Mail
                            24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.proxyvoting.com/alex

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

Telephone
1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR

Mail

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.


                 If you vote your proxy by Internet or by telephone,
                    you do NOT need to mail back your proxy card.